Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-17941, 333-79895, 333-68130, 333-90840, 333-119850, 333-129421, 333-153852, and 333-184158 on Form S-8 and No. 333-203814 on Form S-3ASR of our report dated February 25, 2016 (December 20, 2016 as to Notes 1, 2, 15, and 17 as to the effects of the disposition of its 50% equity interest in Marina District Development Holding Company, LLC, revision to reportable segments, and revision of guarantors in the condensed consolidating financial information), relating to the consolidated financial statements and financial statement schedule of Boyd Gaming Corporation and Subsidiaries, appearing in this Current Report on Form 8-K of Boyd Gaming Corporation.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
December 20, 2016